Exhibit 4.25
VisionChina Digital — Guarantee Contract

GUARANTEE CONTRACT
No.: 2009 Zhenzhongyinsibao Zi 0315
Guarantor: Shenzhen VisionChina Digital Company Limited
Business License No.: 440301503227951
Legal Representative/Person-in-Charge: Li Limin
Domicile: Room 201, Unit 6, Xiangsheli Garden, Nongyuan Road, Futian District
Postcode: 518000
Bank and Account No.:
Tel: 88318628
Fax: 88318628

Creditor: Bank of China Shenzhen Branch
Legal Representative/Person-in-Charge: Wang Shaojun
Domicile: International Finance Building, 2022 Jianshe Road, Luohu District
Postcode: 518000
Tel: 22332208
Fax: 86331415
In order to guarantee the performance of the obligations under the Master Contract (as specified in Article 1 hereof), the Guarantor is willing to provide a guarantee to the Creditor. The parties hereby agree as follows through equal consultations. Unless otherwise provided herein, capitalized terms used herein are as defined in the Master Contract.

Article 1	Master Contract (Note: The blanks should be filled accurately and non-applicable articles should be deleted.)

The master contract for this Contract (the “Master Contract”) is the RMB Loan Agreement (Mid/Long-Term) No.: 2009 Zhenzhongyinsijie Zi 60691.between the Creditor and VisionChina Media Group Inc. as amended or supplemented.

Article 2	Principal Claim

The creditor’s rights under the Master Contract shall constitute the principal claim under this Contract, including principal, interest (including statutory interest, agreed interest, compound interest and default interest), liquidated damages, damages, expenses in connection with the realization of the creditor’s rights (including, without limitation, litigation expenses, attorney’s fees, notarization fees and enforcement expenses, etc.), losses suffered by the Creditor as a result of any breach by the obligor and any other sum payable.

Article 3	Form of Guarantee

The guarantee hereunder shall be a joint and several liability guarantee.

Article 4	Guarantee Liability

In the event of any failure by the obligor to make payment to the Creditor on any payment date or prepayment date as agreed, the Creditor shall have the right to request the Guarantor to bear its guarantee liability.

The “payment date” set forth above shall mean any principal payment date, interest payment date set forth in the Master Contract or any date on which the obligor shall make any payment to the Creditor as provided therein. The “prepayment date” set forth above shall mean any prepayment date proposed by the obligor and approved by the Creditor or any date on which the Creditor requests an early payment of the principal and interest of the credit and/or any other sum from the obligor as provided therein

No real security or guarantee in connection with the principal debt other than set forth herein shall have any effect on any right of the Creditor hereunder or the enforcement thereof, nor shall the Guarantor contest against the Creditor with respect thereto.

Article 5	Guarantee Term

The term of guarantee hereunder shall be two (2) years from the date on which the term for the performance of the Principal Claim has expired.

In the event of any installment performance of the Principal Claim, the term of guarantee shall commence on the effective date hereof and end two (2) years after the date on which the term for the performance of the last installment payment of the debt has expired.

Article 6	Statute of Limitations for the Guaranteed Debt

In the event that the Principal Claim has not been satisfied, and under the joint and several guarantee liability, the Creditor requests the Guarantor to bear the guarantee liability prior to the date on which the guarantee term has expired as provided in Article 5 hereof, the statute of limitations shall be calculated and applied from the date on which the Creditor has requested the Guarantor to bear the guarantee liability for the guaranteed debt.

Article 7	Relationship between this Contract and the Master Contract

Upon termination or early termination of the Master Contract by the parties, the Guarantor shall bear the guarantee liability for the creditor’s rights incurred under the Master Contract.

No amendment to the Master Contract as agreed by the parties thereto (unless it is related to the currency, interest rate, amount, term or other amendment which would result in any increase of the principal claim or extension of the performance term of the Master Contract) shall require the consent of the Guarantor, and the Guarantor shall bear the guarantee liability under the Master Contract as amended.

In the event of any failure to obtain the written consent of or any refusal by the Guarantor (if the consent of the Guarantor is required), the Guarantor shall not be liable for the increased amount of the principal claim, and in the case of any extension of the performance term of the Master Contract, the guarantee term shall remain the same as the original term.

The parties may conduct import bill advance business upon issuance of a sight letter of credit (, or usance letter of credit where the bill advance term is no later than the effective term of the letter of credit) by the Creditor to the obligor, without the written consent of the Guarantor, and the Guarantor shall provide a joint and several liability guarantee for the bill advance financing or other form of subsequent financing provided by the Creditor to the obligor. The term of guarantee shall commence on the effective date of the import bill advance agreement and end two (2) years after the date on which the term for the service of the debt has expired.

Without the written consent of the Guarantor, the parties may not conduct import bill advance business upon issuance of a usance letter of credit by the Creditor to the obligor where the bill advance term is longer than the effective term of the letter of credit. Upon such consent, the Guarantor shall provide a joint and several liability guarantee for the bill advance financing or other form of subsequent financing provided by the Creditor to the obligor. The term of guarantee shall commence on the effective date of the import bill advance agreement and end two (2) years after the date on which the term for the performance of the debt has expired.

Article 8	Representations and Warranties

The Guarantor hereby represents and warrants as follows:

(i)	It is a lawfully incorporated and legally existing entity, with requisite full civil capacity to enter into and perform this Contract;

(ii)	It is fully aware of the content of the Master Contract. The entry into and performance of this Contract is an expression of the genuine intent of the Guarantor and has received lawful and valid authorizations required by its Articles of Association or other internal organizational document(s).

If the Guarantor is a company, the provision of such guarantee has been approved by the resolutions of the Board of Directors or shareholders’ meeting or general meeting of shareholders pursuant to the Articles of Association. If there is any limit on the total or individual guaranteed amount under the Articles of Association, the guarantee hereunder does not exceed such limit.

The signature of the legal representative or authorized signatory who executes this Contract on behalf of the Guarantor has received lawful and valid corporate authorizations. The entry into and performance of this Contract will not contravene any contract, agreement or any other legal document binding on the Guarantor;

(iii)	All documents and materials furnished by the Guarantor to the Creditor are accurate, complete, true and valid;

(iv)	It will accept the Creditor’s supervision and inspection of the Guarantor’s production and operation condition and financial condition, and will provide assistance and cooperation;

(v)	The Guarantor has not withheld from the Creditor any material liability incurred as of the execution date of this Contract;

(vi)	It will timely notify the Creditor of any circumstance which may affect its financial condition and contract performance ability, including without limitation the undertaking of any division, merger, joint operation, equity or cooperative joint venture with foreign investors, operation under a contracting scheme, restructuring, reorganization, proposed IPO or other change of business operation; reduction of registered capital or transfer of material assets or equity; assumption of material indebtedness; dissolution, revocation, or voluntary or involuntary bankruptcy, or involvement in any material suit or arbitration proceedings.

Article 9	Disclosure of Intragroup Related Parties and Transactions of the Guarantor

The parties agree that the Guarantor is not a group client designated by the Creditor as such in accordance with the Risk Management Guidelines for Commercial Banks in relation to the Group Client Facility Grant Business (“Guidelines”).

Article 10	Event of Default and Action upon Event of Default

Any of the following events shall constitute an event of default of the Guarantor under this Contract:

(i)	The Guarantor fails to bear its guarantee liability hereunder in a timely manner;

(ii)	Any representation made by the Guarantor hereunder is untrue, or the Guarantor breaches any covenant made by it hereunder;

(iii)	Any event under Article 8 (vi) occurs which would have a material effect on the financial condition and performance ability of the Guarantor;

(iv)	The Guarantor stops its business operation or is subject to dissolution, revocation or bankruptcy;

(v)	The Guarantor breaches any other provision hereof regarding the rights and obligations of the parties;

(vi)	An event of default occurs under any other contract between the Guarantor and the Creditor or any other entity under Bank of China.
Upon occurrence of any event of default set forth above, the Creditor shall be entitled to take one or more of the following actions depending on the specific situation:

(i)	request the Guarantor to cure its breach within a set time limit and bear its guarantee liability in a timely manner;

(ii)	reduce, suspend or terminate (in whole or in part), the credit line granted to the Guarantor;

(iii)	suspend or terminate (in whole or in part) the handling of the business application of the Guarantor under any other contract; suspend or terminate (in whole or in part) the releasing or handling of any unreleased loan or any trade financing that has not been handled yet;

(iv)	declare the principal and interest and any other sum payable of the outstanding loan/trade financing of the Guarantor under any other contract to be immediately due in whole or in part;

(v)	terminate or discharge this Contract, terminate or discharge in whole or in part any other contract between the Guarantor and the Creditor;

(vi)	request the Guarantor to indemnify the losses suffered by the Creditor as a result of the Guarantor’s breaches;

(vii)	with notice (whether a prior notice or not), deduct any amount from the account opened by the Guarantor with the Creditor to service the debt of the Guarantor payable to the Creditor in whole or in part. In the event of any difference between the account currency and the business currency with the Creditor, the quoted settlement exchange rate applicable to the Creditor at the time of such deduction shall be used for conversion;

(viii)	take any other measure as deemed necessary by the Creditor.
Article 11 No Waiver
Any failure by either party to exercise its rights hereunder in whole or in part, or to request the other party to perform or assume its obligations or liabilities hereunder in whole or in part, shall not constitute its waiver of such rights or exemption of such obligations or liabilities.
Any tolerance, extension, or delay granted by either party to the other party in connection with the exercise of the rights hereunder shall neither affect any of its rights under this Contract, laws and regulations, nor be deemed to be its waiver of such rights.
Article 12 Amendment, Modification and Termination

Any amendment or modification to this Contract shall be made in writing by the parties through consultation, and shall form an integral part of this Contract.

Unless otherwise provided under the laws or regulations or agreed by the parties, this Contract shall not be terminated prior to the performance of the rights and obligations hereunder in whole.

Unless otherwise provided under the laws or regulations or agreed by the parties, any invalidity of any provision hereof shall not affect the legal validity of any other provision.
Article 13 Governing Law and Dispute Resolution
This Contract shall be governed by the laws of the People’s Republic of China.

Any dispute or controversy arising out of the performance of this Contract shall first be settled by the parties through consultation. If no settlement can be reached through consultation, the parties agree to adopt the same dispute resolution method as provided in the Master Contract.

During the period of dispute resolution, if such dispute has no effect on the performance of any other provision hereof, such other provision shall continue to be implemented.

Unless otherwise provided under the laws or regulations or agreed by the parties, any invalidity of any provision hereof shall not affect the legal validity of any other provision.
Article 14 Expenses
Unless otherwise provided under law or agreed by the parties, the expenses incurred in connection with the formulation, performance and dispute resolution of this Contract (including attorney’s fees) shall be borne by the Guarantor.
Article 15 Exhibits
The exhibits hereto, upon confirmation by the parties, shall constitute an integral part of this Contract, and have the same legal validity as this Contract.

Article 16 Miscellaneous
(i)	The Guarantor shall not transfer any right or obligation hereunder to any third party without the written consent of the Creditor.

(ii)	The Guarantor agrees that the Creditor may delegate any other entity under Bank of China to exercise the rights and perform the obligations hereunder based on its business requirements. The entity under Bank of China authorized by the Creditor shall have the right to exercise all rights hereunder, and bring an action to the court with respect to the dispute hereunder or submit such dispute to the arbitration authority for arbitration.

(iii)	Without prejudice to any other provision hereof, this Contract shall be legally binding on the parties and their respective permitted successors and assigns under law.

(iv)	Unless otherwise provided herein, the domicile set forth herein as designated by the parties shall be the communication and contact address. Each party undertakes that it will notify the other party in writing of any change in the communication and contact address.

(v)	The headings and business names hereof are for references only, and shall not be used to interpret the content of the terms or the rights and obligations of the parties.
Article 17 Contract Effectiveness
This Contract shall come into effect on the date on which it has been executed by the legal representatives, responsible persons or authorized signatories of the parties with affixation of corporate seals.

This Contract is made in three (3) copies with the Guarantor holding one (1) copy and the Creditor holding two (2) copies with equal legal validity.

Guarantor:	Creditor :

Shenzhen VisionChina Digital Company Limited	Bank of China Shenzhen Branch

Authorized Signatory:	Authorized Signatory:

Date:	Date: